Exhibit 99.1

NEWS RELEASE

Contact:	Hance Myers
Vice President - Investor Relations
713-579-6291 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES STRONG FOURTH QUARTER AND FULL YEAR RESULTS

DRIVEN BY HIGHER PRODUCTION AND COMMODITY PRICES

Houston, Texas – February 27, 2008 – Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) today announced financial and operating results for the fourth quarter and full year 2007.

Highlights for the year 2007 and early 2008 include:

•	Increased sales volumes 58% in fourth quarter 2007 compared to fourth quarter 2006.

•	Increased operating cash flow 149% in fourth quarter 2007 compared to fourth quarter 2006, (a non-GAAP measure).

•

Reported proved reserves of 577 million barrels of oil equivalent (BOE), a 64% increase over year end 2006 total Company proved reserves, and approximately 1.1 billion BOE proved, probable and possible reserves. The reserve amounts are pro forma the previously announced asset divestments.

•	Achieved all-in $18.07 per BOE finding and development costs, $14.69 per BOE excluding the impact of the Pogo acquisition deferred tax gross up.

•

Increased Piceance Basin sales volumes 57% from June acquisition to a December gross rate of approximately 63.4 million cubic feet equivalent per day (MMCFEPD) with 51.3 MMCFEPD net to PXP. The Company is currently operating 5 rigs in the basin.

•	Continued Gulf of Mexico exploration success with two material discoveries, Flatrock and Vicksburg.

•	Flatrock: The discovery well, OCS 310 #228, found significant accumulations of gas/condensate pay in multiple intervals and was recently confirmed by 2 additional

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offset wells that encountered multiple reservoirs. Presently, these offset wells are being readied for completion and/or preparing to drill deeper potential accumulations on the large Flatrock structure. The Flatrock complex encompasses 5 productive wells in as many drills with 3 additional drilling locations permitted. First production to sales began in January 2008 with only 2 of the 5 productive wells, the OCS 310 #226 and OCS 310 #228, producing a current gross rate of 72.2 MMCFEPD with 21.7 MMCFEPD net to PXP’s 30% interest.

•

Vicksburg: In February 2008, the operator announced a material oil discovery at the Vicksburg prospect, which is in 7,500 feet of water in DeSoto Canyon blocks 353 and 397 and Mississippi Canyon block 393. The discovery well was drilled to a depth of approximately 25,400 feet and encountered a hydrocarbon column of approximately 300 feet. PXP expects to participate in an additional similar offset prospect with the same operator during 2008.

•	Increased oil price realizations to 85% of NYMEX prices in fourth quarter 2007 compared to 83% in fourth quarter 2006. After changes in certain contracts PXP estimates 88% of NYMEX prices during 2008.

•

Announced and closed $4.6 billion in acquisitions, Pogo Producing Company (Pogo) and Piceance Basin properties, adding substantial future growth opportunities with producing assets in high quality basins, mainly in the United States.

•	Announced $1.75 billion asset divestments. The XTO transaction closed on February 15, 2008 and the OXY transaction is expected to close February 29, 2008.

•	Announced $1 billion share repurchase authorization supplementing the 2006 and 2007 stock repurchase program in which we purchased 7.7 million shares for $342 million.

FOURTH QUARTER 2007

PXP reported fourth quarter 2007 net income of $80.0 million, or $0.81 per diluted share, on revenues of $493.6 million, compared to fourth quarter 2006 net income of $383.6 million, or $5.02 per diluted share, on revenues of $207.6 million. Net income for the 2006 period includes a $637.5 million pre-tax gain on the sale of oil and gas properties and a $45.1 million pre-tax charge for extinguishment of debt.

Sales volumes during the fourth quarter 2007 increased approximately 50% to 85.1 thousand BOEPD from 57.1 thousand BOEPD in the third quarter 2007 representing the third consecutive quarterly increase. Higher Piceance Basin volumes and nearly two months of Pogo volumes accounted for the increase.

Operating cash flow, a non-GAAP measure, during the fourth quarter 2007 increased 88% to $273.7 million from $145.8 million in the third quarter 2007 due to higher sales volumes and stronger commodity prices. Operating cash flow for the fourth quarter 2007 more than doubled from the fourth quarter 2006 reflecting the impact of both the Piceance Basin property and Pogo acquisitions. An explanation and reconciliation of all non-GAAP financial measures is included at the end of this release.

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FULL YEAR 2007

For the year PXP reported net income of $158.8 million, or $1.99 per diluted share, on revenues of $1.3 billion, compared to net income of $597.5 million, or $7.64 per diluted share, on revenues of $1.0 billion for the full year 2006. Net income in 2006 includes a $982.9 million pre-tax gain on the sale of oil and gas properties and a $297.5 million pre-tax derivative mark-to-market loss.

Sales volumes for the year were 62.0 thousand BOEPD compared to 59.2 thousand BOEPD in 2006. Operating cash flow, a non-GAAP measure, during the year totaled $618.7 million compared to $584.2 million in 2006.

2007 RESERVES

PXP’s year-end 2007 proved reserves totaled 689.9 million BOE compared to 351.7 million BOE at year-end 2006. Proved reserve additions from all sources totaled 361.2 million BOE compared to production of 23 million BOE, for a replacement rate of 1,570%.

The Company’s total costs incurred for 2007 were approximately $6.5 billion, including an approximate $1.2 billion deferred tax gross up related to the Pogo acquisition, resulting in all-in finding and development costs of $18.07 per BOE. Excluding the impact of the deferred tax gross up associated with the Pogo acquisition all-in finding and development costs are $14.69 per BOE.

In December 2007 PXP announced two asset divestment transactions. The XTO transaction closed on February 15, 2008 and the OXY transaction is expected to close February 29, 2008. Post divestment, PXP’s proved reserves will be approximately 577 million BOE of which 69% is oil and 31% is natural gas. Summary proved reserve and costs incurred tables are included at the end of this release.

OUTLOOK

PXP reiterates the previously issued full year 2008 operating and financial guidance and today provided a range for estimated 2008 depreciation, depletion and amortization per BOE of $17.25 - $17.75.

FINANCIAL AND OPERATING DATA

Included are several pages of summary financial and operating data, including GAAP to non-GAAP reconciliations, current hedge positions, proved reserves and costs incurred.

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FOURTH QUARTER AND FULL YEAR RESULTS CONFERENCE CALL

PXP plans to host its quarterly conference call today at 9:00 a.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or 1-973-935-8460. The replay will be available through Wednesday, March 12, 2008 and can be accessed by dialing 1-800-642-1687 or 1-706-645-9291. Conference call and replay ID: 32786010. A live webcast will be available in the Investor Information section of PXP’s website, http://www.pxp.com.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploring and producing oil and gas in its core areas of operation: California, Rockies, Gulf Coast, Texas Panhandle, South Texas and the Permian Basin of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	completion of the proposed transaction,

*	reserve and production estimates,

*	oil and gas prices,

*	the impact of derivative positions,

*	production expense estimates,

*	cash flow estimates,

*	future financial performance,

*	planned capital expenditures, and

*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2007, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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Consolidated Statements of Income

(amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)
Revenues
Oil sales	$403,179	$190,886	$1,116,376	$909,727
Gas sales	89,975	16,440	153,416	106,319
Other operating revenues	477	265	3,048	2,457

	493,631	207,591	1,272,840	1,018,503

Costs and Expenses
Production costs
Lease operating expenses	78,374	42,483	225,845	179,741
Steam gas costs	26,834	22,484	103,464	63,811
Electricity	10,303	9,234	39,767	38,011
Production and ad valorem taxes	17,217	4,982	32,636	24,777
Gathering and transportation expenses	6,978	838	11,410	6,785
General and administrative	49,589	30,604	124,006	123,134
Depreciation, depletion and amortization	125,346	55,645	306,278	207,173
Accretion	2,968	2,103	9,800	9,609
Gain on sale of oil and gas properties	—	(637,508)	—	(982,988)

	317,609	(469,135)	853,206	(329,947)

Income from Operations	176,022	676,726	419,634	1,348,450
Other Income (Expense)
Interest expense	(33,685)	(7,493)	(68,908)	(64,675)
Debt extinguishment costs	—	(45,063)	—	(45,063)
Gain (loss) on mark-to-market derivative contracts	(12,967)	2,399	(88,549)	(297,503)
Gain on termination of merger agreement	—	—	—	37,902
Interest and other income	5,370	3,376	6,322	5,496

Income Before Income Taxes and Cumulative Effect of Accounting Change	134,740	629,945	268,499	984,607
Income tax (expense) benefit
Current	2,494	(86,131)	4,677	(142,378)
Deferred	(57,231)	(160,200)	(114,425)	(242,519)

Income Before Cumulative Effect of Accounting Change	80,003	383,614	158,751	599,710
Cumulative effect of accounting change, net of tax benefit	—	—	—	(2,182)

Net Income	$80,003	$383,614	$158,751	$597,528

Earnings per share
Basic
Income before cumulative effect of accounting change	$0.83	$5.09	$2.02	$7.76
Cumulative effect of accounting change	—	—	—	(0.03)

Net income	$0.83	$5.09	$2.02	$7.73

Diluted
Income before cumulative effect of accounting change	$0.81	$5.02	$1.99	$7.67
Cumulative effect of accounting change	—	—	—	(0.03)

Net income	$0.81	$5.02	$1.99	$7.64

Weighted Average Shares Outstanding
Basic	96,813	75,329	78,627	77,273

Diluted	98,452	76,464	79,808	78,234

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Operating Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Daily Average Volumes
Oil and liquids sales (Bbls)	56,837	49,533	49,655	51,985
Gas (Mcf)
Production	175,858	34,957	80,307	56,519
Used as fuel	6,293	8,707	6,307	13,214
Sales	169,565	26,250	74,000	43,305
BOE
Production	86,152	55,359	63,041	61,405
Sales	85,098	53,913	61,986	59,202
Unit Economics (in dollars)
Average NYMEX Prices
Oil	$90.50	$60.20	$72.36	$66.23
Gas	6.94	6.51	6.86	7.21
Average Realized Sales Price Before
Derivative Transactions
Oil (per Bbl)	$77.10	$49.82	$61.60	$55.62
Gas (per Mcf)	5.77	6.81	5.68	6.73
Per BOE	62.99	49.08	56.12	53.76
Cash Margin per BOE (1)
Oil and gas revenues	$62.99	$41.80	$56.12	$47.02
Costs and expenses
Lease operating expenses	(10.01)	(8.56)	(9.98)	(8.32)
Steam gas costs	(3.43)	(4.53)	(4.57)	(2.95)
Electricity	(1.32)	(1.86)	(1.76)	(1.76)
Production and ad valorem taxes	(2.20)	(1.00)	(1.44)	(1.15)
Gathering and transportation	(0.89)	(0.17)	(0.50)	(0.31)

Gross margin before DD&A (GAAP)	45.14	25.68	37.87	32.53
Hedging expense included in oil and gas revenues	—	7.28	—	6.75
Cash derivative settlements
Oil and gas production	(4.03)	(4.55)	(4.73)	(4.15)
Natural gas purchases	—	(0.58)	—	(0.53)

Cash margin (Non-GAAP)	$41.11	$27.83	$33.14	$34.60

(1)	Cash margin (a non-GAAP measure) is calculated by adjusting gross margin before DD&A (a GAAP measure) to exclude hedging expense included in oil and gas revenues and to deduct cash derivative settlements. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

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Consolidated Balance Sheets

(in thousands of dollars)

	December 31, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$25,446	$899
Restricted cash	59,092	—
Accounts receivable	304,972	113,193
Inventories	18,394	12,394
Deferred income taxes	229,893	51,084
Other current assets	37,123	7,226

	674,920	184,796

Property and Equipment, at cost
Oil and natural gas properties—full cost method
Subject to amortization	7,340,238	2,624,277
Not subject to amortization	1,951,783	142,096
Other property and equipment	85,928	41,392

	9,377,949	2,807,765
Less allowance for depreciation, depletion and amortization	(1,000,722)	(700,241)

	8,377,227	2,107,524

Goodwill	536,822	158,515

Other Assets	104,382	12,393

	$9,693,351	$2,463,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$319,583	$131,639
Commodity derivative contracts	79,938	95,162
Royalties and revenues payable	132,919	38,159
Stock appreciation rights	63,106	57,429
Interest payable	25,330	1,143
Income tax payable	3,492	94,272
Accrued merger expenses	77,980	—
Other current liabilities	115,698	42,388

	818,046	460,192

Long-Term Debt
Revolving credit facility	2,205,000	235,500
7 3/4% Senior Notes	600,000	—
7% Senior Notes	500,000	—

	3,305,000	235,500

Other Long-Term Liabilities
Asset retirement obligation	184,080	133,420
Commodity derivative contracts	33,821	18,114
Other	54,726	19,040

	272,627	170,574

Deferred Income Taxes	1,959,431	466,279

Stockholders’ Equity
Common stock	1,128	792
Additional paid-in capital	2,711,617	964,472
Retained earnings	623,993	463,864
Treasury stock, at cost	(57)	(298,445)
Accumulated other comprehensive income	1,566	—

	3,338,247	1,130,683

	$9,693,351	$2,463,228

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Consolidated Statements of Cash Flows

(in thousands of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$80,003	$383,614	$158,751	$597,528
Items not affecting cash flows from operating activities
Gain on sale of oil and gas properties	—	(637,508)	—	(982,988)
Depreciation, depletion, amortization and accretion	128,314	57,748	316,078	216,782
Deferred income taxes	57,231	160,200	114,425	242,519
Cumulative effect of adoption of accounting change	—	—	—	2,182
Commodity derivative contracts	12,967	33,724	88,549	443,258
Noncash portion of debt extinguishment costs	—	9,289	—	9,289
Noncash compensation	23,547	5,172	43,697	37,766
Other noncash items	487	(204)	707	(268)
Change in assets and liabilities from operating activities (1)	(198)	42,794	(134,095)	108,913

Net cash provided by operating activities	302,351	54,829	588,112	674,981

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(294,095)	(177,534)	(770,409)	(634,330)
Acquisition of Piceance Basin properties	—	—	(975,407)	—
Acquisition of Pogo, net of cash acquired	(298,031)	—	(298,031)	—
Increase in restricted cash	(59,092)	—	(59,092)	—
Proceeds from sales of oil and gas properties, net of costs and expenses	—	700,236	—	1,550,663
Derivative settlements	(25,102)	(25,217)	(99,861)	(93,411)
Other, net	(880)	(3,456)	(40,337)	(10,923)

Net cash provided by (used in) investing activities	(677,200)	494,029	(2,243,137)	811,999

CASH FLOWS FROM FINANCING ACTIVITIES
Revolving credit facilities
Borrowings	2,755,535	436,200	4,745,100	1,618,900
Repayments	(1,030,535)	(200,700)	(2,775,600)	(1,655,400)
Redemption of long-term debt	(1,291,926)	(524,863)	(1,291,926)	(524,863)
Proceeds from issuance of long-term debt	—	—	1,100,000	—
Costs incurred in connection with financing arrangements	(29,151)	—	(47,333)	—
Purchase of treasury stock	—	(197,628)	(47,485)	(298,445)
Derivative settlements	(3,688)	(593,283)	(3,688)	(621,862)
Other	(4,537)	(9,934)	504	(5,963)

Net cash provided by (used in) financing activities	395,698	(1,090,208)	1,679,572	(1,487,633)

Net increase (decrease) in cash and cash equivalents	20,849	(541,350)	24,547	(653)
Cash and cash equivalents, beginning of period	4,597	542,249	899	1,552

Cash and cash equivalents, end of period	$25,446	$899	$25,446	$899

(1)	Net of effect of Pogo acquisition.

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Summary of Open Derivative Positions

at January 1, 2008

Period	Instrument Type	Daily Volumes	Average Price	Index
Sales of Crude Oil Production
2008
Jan - Dec	Put options	42,000 Bbls	$55.00 Strike price	WTI
Jan - Dec	Collar	2,500 Bbls	$60.00 Floor - $80.13 Ceiling	WTI

2009
Jan - Dec	Put options	32,500 Bbls	$55.00 Strike price	WTI

Sales of Natural Gas Production
2008
Jan - Dec	Collar	15,000 MMBtu	$8.00 Floor - $12.11 Ceiling	Henry Hub

2007 Year End Proved Reserves

(Millions BOE)	2007
Year End 2006 Proved Reserves	351.7
Additions	31.3
Revisions	92.5
Acquisitions	237.4
Production	(23.0)

Year End 2007 Proved Reserves	689.9
Announced Asset Divestitures	112.8

Pro Forma 2007 Proved Reserves	577.1

2007 Costs Incurred

(In millions of dollars)	2007
Property acquisitions costs:
Unproved properties	$1,822
Proved properties	3,884
Exploration costs	465
Development costs	358

$6,529

2007 total costs incurred include a $1,224 million deferred tax gross up related to the Pogo Acquisition.

2007 all-in finding and development costs excluding the impact of the deferred tax gross up are $14.69 per BOE.

2007 all-in finding and development costs as reported are $18.07 per BOE.

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GAAP to Non-GAAP Reconciliation

The following chart reconciles Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the periods highlighted below. Management believes this presentation may be useful to investors because it is illustrative of the impact of the Company’s derivative contracts. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company’s ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

Operating cash flow is calculated by adjusting the GAAP measure of cash provided by operating activities to exclude the effect of current income taxes on the gain on the sales of oil and gas properties and changes in operating assets and liabilities and include derivative cash flows that are classified as a financing or investing activity in the statement of cash flows. Pursuant to accounting rules certain cash payments with respect to our derivative instruments are required to be reflected as financing or investing activities.

	2007
(in millions of dollars)	Total	4Q	3Q	2Q	1Q
Net cash provided by operating activities (GAAP)	$588.1	$302.3	$144.5	$121.3	$20.0
Changes in operating assets and liabilities	134.1	0.2	26.9	12.0	95.0
Cash payments for commodity derivatives contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(103.5)	(28.8)	(25.6)	(25.6)	(23.5)

Operating cash flow (Non-GAAP)	$618.7	$273.7	$145.8	$107.7	$91.5

	Full Year	Full Year		4th Qtr	4th Qtr
(in millions of dollars)	2007	2006		2007	2006
Net cash provided by operating activities (GAAP)	$588.1	$675.0		$302.3	$54.8
Changes in operating assets and liabilities	134.1	(108.8)		0.2	(42.7)
Current income taxes on gain on sales of oil and gas properties	—	142.2		—	87.3
Cash premium paid on debt extinguishment	—	35.7		—	35.7
Gain on termination of merger agreement	—	(37.9)		—	—
Cash payments for commodity derivatives contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(103.5)	(122.0)		(28.8)	(25.2)

Operating cash flow (Non-GAAP)	$618.7	$584.2		$273.7	$109.9